EXHIBIT 10(l)


HELLER FINANCIAL


                                 March 26, 1997


Guardian International
3880 North 28 Terrace
Hollywood, Florida 33020-1118

Attention: Mr. Robert K. Norris

Dear Mr. Norris:

We refer to that certain Loan and Security Agreement dated as of November 16, 1994 (as amended, the "Loan Agreement") between Heller Financial, Inc. ("Heller") and Guardian International, Inc. ("Guardian"). Capitalized words and phrases not otherwise defined in this letter will be used with the same meanings given such terms in the Loan Agreement.

Section 6 of the Loan Agreement requires Guardian to maintain at all times a Tangible Net Worth of not less than $1,450,000. For Guardian's fiscal year ending December 31, 1996, Guardian's Tangible Net Worth was less than the required amount. Guardian's failure to maintain its Tangible Net Worth at the required level would permit Heller, under the terms of the Loan Agreement, to declare an Event of Default and to accelerate all of the Obligations due to Heller under the terms of the Loan Agreement. Guardian has requested that Heller waive Guardian's non-compliance with the Tangible Net Worth test set forth in the Loan Agreement for Guardian's 1996 fiscal year only. Heller is prepared to accede to Guardian's request.

Therefore, this letter is to advise Guardian that for Guardian's 1996 fiscal year only, Heller waives Guardian's non-compliance with the Tangible Net Worth test set forth in the Loan Agreement. Nothing herein shall be construed by Guardian as a continuing waiver of the Tangible Net Worth test set forth in the Loan Agreement or as a continuing waiver of any other term or condition set forth in the Loan Agreement. Except as expressly modified by the terms of this limited waiver, the Loan Agreement remains in full force and effect.

In an unrelated matter, it has come to Heller's attention that at the time of the Second Modification, the Revolving Loan Commitment Termination Date was not extended beyond November 30, 1996. It was Heller's intention at that time (evidenced by the fact that from and after November 30, 1996 Heller has continued to make advances to Guardian under the Revolving Loan) to extend the Revolving Loan Commitment Termination Date to a later date. By its signature below, Heller acknowledges and agrees that the Revolving Loan Commitment Termination Date is December 31, 1997 effective as of the effective date of the Second Modification. By its signature below, Guardian acknowledges and agrees that the Revolving Loan Commitment Termination Date is December 31, 1997.

Please indicate your agreement with the foregoing by signing and dating a copy of this letter in the space provided below and return a fully executed copy via overnight courier to my attention at the address provided above.

Sincerely,

Heller Financial, Inc.

By:/s/ ROBERT J. DENNIS
   ----------------------------
   Robert J. Dennis

Title: EXECUTIVE VICE PRESIDENT
      -------------------------



Acknowledged and Agreed this 26 day of March 1997.

Guardian International, Inc.

By:/s/ RICHARD GINSBURG
   -------------------------
   Ricahrd Ginsburg

Title: PRESIDENT/CEO
      ----------------------